Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE
Oct. 27, 2026

Federal Home Loan Bank of Indianapolis announces 2026 Board of Directors election results

The Federal Home Loan Bank of Indianapolis ("FHLBank Indianapolis" or "Bank") today announced the results of the election of one Indiana Member Director, one Michigan Member Director, and one Independent Director to its Board of Directors ("Board"). The following individuals were elected to the Board and will each serve four-year terms beginning Jan. 1, 2027.

The Indiana Member Director is:

•Ryan Warner, chairman of the board of directors of The Bippus State Bank, Huntington, Ind. Warner earned an associate degree in accounting from the International Business College in Fort Wayne, Ind. He holds a Certificate of Banking from the Graduate School of Banking at the University of Wisconsin - Madison.

The Michigan Member Director is:

•William Hufnagel, president and CEO of The Dart Bank in Mason, Mich. Hufnagel earned a bachelor’s degree in business from Spring Arbor College in Spring Arbor, Mich. and is a graduate of the ABA Stonier Graduate School of Banking at the Wharton School of Business at the University of Pennsylvania in Philadelphia.

The Independent Director is:

•Kathryn Dominguez, Marina von Neumann Whitman Distinguished University Professor of Public Policy and professor of economics at the University of Michigan in Ann Arbor. Dominguez earned a Bachelor of Arts in economics at Vassar College in New York and a Ph.D in economics from Yale University in Connecticut. Dominguez has experience in the areas of financial management, derivatives, and risk management practices.

Annually, the Director of the Federal Housing Finance Agency determines the size of the Board and designates at least a majority, but no more than 60%, of the directorships as member directorships and the remainder as independent directorships. Independent Directors are nominated by the Board after consultation with the Bank's Affordable Housing Advisory Council and the Federal Housing Finance Agency.

Exhibit 99.2

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Media Contact:
For more information, contact Jeff Mills, SVP, Chief Legal, Corporate and Community Affairs Officer at jmills@fhlbi.com.

Building Partnerships. Serving Communities.
FHLBank Indianapolis is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to provide access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBank Indianapolis is owned by its Indiana and Michigan financial institution members, including commercial banks, credit unions, insurance companies, savings institutions and community development financial institutions.

For more information about FHLBank Indianapolis, visit www.fhlbi.com. Also, follow the Bank on LinkedIn, as well as Instagram and X at @FHLBankIndy. Please note that content the Bank shares on its website and social media is not incorporated by reference into any of its filings with the SEC unless, and only to the extent that, a filing by the Bank with the SEC expressly provides to the contrary.